UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 1, 2004

ABRAMS INDUSTRIES, INC.

(Exact name of Registrant as Specified in its Charter)

Georgia	0-10146	58-0522129

(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1945 The Exchange Suite 300 Atlanta, Georgia	30339-2029

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (770) 953-0304

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

SIGNATURES

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

     Abrams Industries, Inc. (the “Company”), entered into a $4.0 million unsecured revolving credit facility (the “Credit Facility”), effective as of October 29, 2004, with SunTrust Bank as lender.

     Interest on all borrowings under the Credit Facility is determined based upon, at the borrower’s option, either the lender’s prime rate in effect from time to time, or the 1, 2 or 3-month London Interbank Offered Rate (LIBOR) plus 2.00% per annum. The Credit Facility contains affirmative and negative covenants customary for an unsecured facility, and contains no financial maintenance covenants. It also includes usual and customary events of default and generally provides that, upon the occurrence of an event of default and notice from the lender, payment of all amounts payable under the Credit Facility may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy-related events of default, all amounts payable under the Credit Facility shall automatically become immediately due and payable, and the lenders’ commitments shall automatically terminate.

     The Credit Facility expires on January 31, 2005. The Company expects to renew the bank line of credit in an appropriate amount; however, there can be no assurance that such renewal will take place. As of December 7, 2004, there were no amounts outstanding under the Credit Facility. The Credit Facility replaces the prior $7 million credit agreement dated October 30, 2003, in conjunction with the Company’s discontinuance of its role as a multi-purpose general contractor.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAMS INDUSTRIES, INC.
Dated: December 7, 2004	By:	/s/ Mark J. Thomas
Mark J. Thomas
Chief Financial Officer